Exhibit 99.1

For Immedidate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Logitech Announces Fourth Quarter and Full-Year Financial

Results for FY 2011

FREMONT, Calif., April. 27, 2011 and MORGES, Switzerland, April. 28, 2011 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the fourth quarter and full year of Fiscal Year 2011.

Sales for Q4 FY 2011 were $548 million, up 4 percent from $525 million in the same quarter last year. Excluding the favorable impact of exchange rate changes, sales increased by 3 percent. Operating income was $3.6 million, a decrease of 87 percent compared to $27.7 million in the same quarter a year ago. Net income for Q4 was $2.8 million ($0.02 per share) compared to $24.5 million ($0.14 per share) in Q4 of FY 2010. Gross margin for Q4 FY 2011 was 32.8 percent, down from 35.8 percent one year ago.

Logitech’s retail sales for Q4 FY 2011 grew by 2 percent year over year, with an increase in Asia of 32 percent, an increase in the Americas of 11 percent, and a decrease in EMEA of 17 percent. OEM sales decreased by 10 percent. Sales for the LifeSize division grew 88 percent, reaching a record high for a quarter.

For the full fiscal year, sales were $2.36 billion, up 20 percent from $1.97 billion in FY 2010. Operating income was $142.7 million, up 82 percent from $78.4 million a year ago. Gross margin for FY 2011 was 35.4 percent compared to 31.9 in FY 2010.

“FY 2011 was a strong year for the company, with sales growth of 20 percent and operating income nearly doubling, driven by our LifeSize division and our Americas and Asia retail regions,” said Gerald P. Quindlen, Logitech president and chief executive officer. “The disappointing conclusion to FY 2011 – which resulted in lower-than expected full-year sales, operating income and gross margin – was due to weaker than anticipated demand in the second half of Q4 for our products in EMEA. The weakness in demand in EMEA was compounded by poor execution of channel pricing and promotional programs within the region, which we have begun to remedy.”

Logitech Announces Q4 FY 2011 Results – Page 2

Outlook

For Fiscal Year 2012, ending March 31, 2012, Logitech expects sales of approximately $2.6 billion, operating income of approximately $185 million and gross margin of approximately 35 percent. The tax rate is expected to be approximately 15 percent.

Prepared Remarks Available Online

Logitech has made its prepared written remarks for the earnings teleconference available online on the Logitech corporate Web site at http://ir.logitech.com. The remarks are posted in the Calendar section on the Investor home page.

Earnings Teleconference and Webcast

Logitech will hold an earnings teleconference on Thursday, April. 28, 2011 at 8:30 a.m. Eastern Daylight Time and 14:30 Central European Summer Time. A live webcast of the call, along with presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

# # #

This press release contains forward-looking statements, including the statements regarding anticipated sales, operating income, gross margin and tax rate for FY 2012. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include: the demand of our customers and our consumers for our products and our ability to accurately forecast it; if our decisions to prioritize investments in our LifeSize division, in growing our sales and marketing in China and other high potential emerging markets, in peripherals for tablets, and in our other investment priorities, do not result in the sales or profitability growth we expect, or when we expect it; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; the sales mix among our lower- and higher-margin products and our geographic sales mix; if our product introductions and marketing activities do not result in the sales and profitability growth we expect, or when we expect it; if we fail to take advantage of trends in the consumer electronics and personal computers industries, including the growth of mobile computing devices such as smartphones and tablets with touch interfaces, or if significant demand for peripherals to use with tablets and other mobile devices with touch interfaces does not develop; if there is a deterioration of business and economic conditions or significant fluctuations in currency exchange rates; competition in the video conferencing and communications industry, including from companies with significantly greater resources, sales and marketing organizations, installed base and name recognition; as well as those additional factors set forth in Logitech’s periodic filings with the Securities and Exchange

Logitech Announces Q4 FY 2011 Results – Page 3

Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and our Quarterly Report on Form 10-Q for the quarters ended June 30, 2010, September 30, 2010 and December 31, 2010 available at www.sec.gov. Logitech does not undertake to update any forward-looking statements.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended March 31,
	2011	2010
CONSOLIDATED STATEMENTS OF INCOME
Net sales	$547,618	$525,444
Cost of goods sold	368,248	337,122

Gross profit	179,370	188,322

% of net sales	32.8%	35.8%

Operating expenses:
Marketing and selling	106,777	89,693
Research and development	38,119	39,697
General and administrative	30,836	30,943
Restructuring charges	—	290

Total operating expenses	175,732	160,623

Operating income	3,638	27,699

Interest income, net	621	475
Other income, net	2,679	723

Income before income taxes	6,938	28,897
Provision for income taxes	4,162	4,404

Net income	$2,776	$24,493

Shares used to compute net income per share:
Basic	178,562	175,738
Diluted	180,423	177,967
Net income per share:
Basic	$0.02	$0.14
Diluted	$0.02	$0.14

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Twelve Months Ended March 31,
	2011	2010
CONSOLIDATED STATEMENTS OF INCOME
Net sales	$2,362,886	$1,966,748
Cost of goods sold	1,526,380	1,339,852

Gross profit	836,506	626,896

% of net sales	35.4%	31.9%

Operating expenses:
Marketing and selling	420,580	304,788
Research and development	156,390	135,813
General and administrative	116,880	106,147
Restructuring charges	—	1,784

Total operating expenses	693,850	548,532

Operating income	142,656	78,364

Interest income, net	2,316	2,120
Other income, net	3,476	3,139

Income before income taxes	148,448	83,623
Provision for income taxes	19,988	18,666

Net income	$128,460	$64,957

Shares used to compute net income per share:
Basic	176,928	177,279
Diluted	178,790	179,340
Net income per share:
Basic	$0.73	$0.37
Diluted	$0.72	$0.36

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	March 31, 2011	March 31, 2010
CONSOLIDATED BALANCE SHEETS
Current assets
Cash and cash equivalents	$477,931	$319,944
Accounts receivable	258,294	195,247
Inventories	280,814	219,593
Other current assets	59,347	58,877

Total current assets	1,076,386	793,661
Property, plant and equipment	84,160	91,229
Intangible assets
Goodwill	547,184	553,462
Other intangible assets	74,616	95,396
Other assets	79,210	65,930

Total assets	$1,861,556	$1,599,678

Current liabilities
Accounts payable	$298,160	$257,955
Accrued liabilities	172,560	182,336

Total current liabilities	470,720	440,291
Other liabilities	185,835	159,672

Total liabilities	656,555	599,963

Shareholders’ equity	1,205,001	999,715

Total liabilities and shareholders’ equity	$1,861,556	$1,599,678

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	Twelve Months Ended March 31,
	2011	2010
CONSOLIDATED STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
Net income	$128,460	$64,957
Non-cash items included in net income:
Depreciation	46,786	56,380
Amortization of other intangible assets	27,800	14,515
Share-based compensation expense	34,846	25,807
Excess tax benefits from share-based compensation	(3,455)	(2,814)
Gain on cash surrender value of life insurance policies	(901)	(1,223)
Gain on disposal of fixed assets	(838)	—
Write-down of investments	42	643
Deferred income taxes and other	(8,998)	(17,895)
Changes in assets and liabilities:
Accounts receivable	(54,684)	28,489
Inventories	(60,482)	30,942
Other assets	5,825	15,038
Accounts payable	37,714	94,155
Accrued liabilities	2,715	56,265

Net cash provided by operating activities	154,830	365,259

Cash flows from investing activities:
Purchases of property, plant and equipment	(41,318)	(39,834)
Purchases of trading investments	(19,075)	—
Sales of trading investments	6,470	—
Proceeds from cash surrender of life insurance policies	11,313	813
Proceeds from sale of business	9,087	—
Acquisitions and investments, net of cash acquired	(7,300)	(388,809)
Proceeds from sale of property, plant and equipment	2,688	—
Other, net	(5)	—

Net cash used in investing activities	(38,140)	(427,830)

Cash flows from financing activities:
Proceeds from sale of shares upon exercise of options and purchase rights	42,969	28,917
Excess tax benefits from share-based compensation	3,455	2,814
Purchases of treasury shares	—	(126,301)
Repayment of short- and long-term debt	—	(13,630)

Net cash provided by (used in) financing activities	46,424	(108,200)

Effect of exchange rate changes on cash and cash equivalents	(5,127)	(2,044)

Net increase (decrease) in cash and cash equivalents	157,987	(172,815)
Cash and cash equivalents at beginning of period	319,944	492,759

Cash and cash equivalents at end of period	$477,931	$319,944

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended March 31,		Twelve Months Ended March 31,
	2011	2010	2011	2010
SUPPLEMENTAL FINANCIAL INFORMATION
Depreciation	$11,121	$14,528	$46,786	$56,380
Amortization of other intangibles	6,635	6,913	27,800	14,515
Operating income	3,638	27,699	142,656	78,364
Operating income before depreciation and amortization	21,394	49,140	217,242	149,259
Capital expenditures	9,483	13,396	41,318	39,834

Net sales by channel:
Retail	$463,232	$454,426	$2,005,210	$1,745,152
OEM	45,026	50,127	223,775	198,364
LifeSize (1)	39,360	20,891	133,901	23,232

Total net sales	$547,618	$525,444	$2,362,886	$1,966,748

Net retail sales by product family:
Retail - Pointing Devices	$146,181	$140,687	$618,404	$528,236
Retail - Keyboards & Desktops	104,883	86,499	390,426	329,038
Retail - Audio	96,079	113,894	466,927	454,957
Retail - Video	61,721	59,943	255,015	228,344
Retail - Gaming	22,996	25,594	104,459	107,595
Retail - Digital Home	31,372	27,809	169,979	96,982

Total net retail sales	$463,232	$454,426	$2,005,210	$1,745,152

	Quarter Ended March 31,		Twelve Months Ended March 31,
Share-based Compensation Expense	2011	2010	2011	2010
Cost of goods sold	$1,313	$938	$4,223	$3,073
Marketing and selling	3,747	3,270	12,030	9,201
Research and development	2,436	1,854	7,829	4,902
General and administrative	3,374	2,496	10,764	8,631
Income tax benefit	(2,752)	(1,611)	(8,279)	(5,768)

Total share-based compensation expense after income taxes	$8,118	$6,947	$26,567	$20,039

Share-based compensation expense net of tax, per share (diluted)	$0.04	$0.04	$0.15	$0.11

Constant dollar sales (sales excluding impact of exchange rate changes)

We refer to our net sales excluding the impact of foreign currency exchange rates as constant dollar sales. Constant dollar sales are a non-GAAP financial measure, which is information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. GAAP. Our management uses these non-GAAP measures in its financial and operational decision-making, and believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate a better understanding of changes in net sales. Constant dollar sales are calculated by translating prior period sales in each local currency at the current period’s average exchange rate for that currency.

(1)	The acquisition of LifeSize was completed on December 11, 2009. The results of operations of LifeSize are included in Logitech’s consolidated financial statements from the date of acquisition.